THIRD AMENDMENT

                        TO SUBADVISORY AGREEMENT

      THIS AMENDMENT, effective as of the 1st day of September, 2006 amends that certain Subadvisory Agreement effective July 1, 1998, as amended also on July 1, 1998 and on November 20, 2002 (the "Agreement"), among Phoenix Opportunities Trust (f/k/a Phoenix-Seneca Funds), a Delaware statutory trust on behalf of its series Phoenix Bond Fund and Phoenix Earnings Driven Growth Fund (the "Fund"), Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") and Seneca Capital Management LLC, a California limited liability company (the "Subadviser") as follows:

1.	Any and all references to the name of the Fund as
Phoenix-Seneca Funds shall hereafter refer to the Fund as Phoenix Opportunities Trust.
2.	Any and all references to the series known as Phoenix-
Seneca Growth Fund and Phoenix-Seneca Real Estate
Securities Fund are hereby deleted from the Agreement.
3.	The name of the series known as Phoenix-Seneca Bond Fund
has been changed to Phoenix Bond Fund.
4.	The name of the series known as Phoenix-Seneca Mid-Cap
"EDGE"SM Fund has been changed to Phoenix Earnings Driven
Growth Fund.
5.	The following provision is hereby added as Section 20 to
the Agreement:
Prohibited Conduct.

In providing the services described in this Agreement, the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Phoenix Investment
Partners, Ltd. regarding transactions for the Fund in securities or other assets. The Fund shall provide the Subadviser with a list of investment companies sponsored by Phoenix and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

6.	All provisions of the Agreement remain in full force and
effect and are unchanged in any other respects.

7.	This Amendment may be executed in one or more
counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.


[Signature Page Follows]



      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers.

PHOENIX OPPORTUNITIES TRUST


By:	 /s/ Francis G. Waltman
	  Name:  Francis G. Waltman
	  Title:  Senior Vice President



PHOENIX INVESTMENT COUNSEL, INC.


By:	/s/ John H. Beers
	  Name:  John H. Beers
	  Title:    Vice President and Clerk



ACCEPTED:

Seneca Capital Management LLC


By: /s/	George R. Aylward
	  Name: George R. Aylward
        Title:   Executive Vice President